EXHIBIT 10.24

                                 FIRST AMENDMENT
                                     TO THE

                      CORNERSTONE REALTY INCOME TRUST, INC.
                               1992 INCENTIVE PLAN

     FIRST AMENDMENT, dated as of January 29, 1998, to the Cornerstone Realty Income Trust, Inc. 1992 Incentive Plan, as amended and restated July 8, 1994, by Cornerstone Realty Income Trust, Inc. (the "Company").

     The Company maintains the Cornerstone Realty Income Trust, Inc. 1992 Incentive Plan, as amended and restated effective as of July 8, 1994 (the "Plan"). The Company's Board of Directors has the authority under Plan Section 11 to amend the Plan and now wishes to do so.

     NOW, THEREFORE, the Plan is amended as follows:

     I. Plan Section 7(c)(ii) is amended by adding the following sentence after the second sentence:

     Notwithstanding the foregoing, the Committee may at any time, in its sole discretion, modify the requirements that, in order to be exercisable thereafter, an Option be exercisable on the date of termination of employment and/or such Option be exercised within 60 days after the Participant's termination of employment, provided that the modification is set forth in the terms and conditions of the award agreement between the Company and the Participant.

     II. This Amendment shall be effective as of January 29, 1998.

     III. In all respects not amended, the Plan is hereby ratified and confirmed.

                                   * * * * * *

     To record the adoption of the Amendment as set forth above, the Company has caused this document to be signed as of the 29th day of January, 1998.

                                           Cornerstone Realty Income Trust, Inc.

                                           By /s/ Stanley J. Olander, Jr.,
                                             -------------------------------
                                               Chief Financial Officer